Exhibit G

Power of Attorney

I, Ma Changhai, am the legal representative of Weichai Power Co., Ltd. (the “Company”).

Whereas, the Company’s subsidiary, Weichai Power Hong Kong International Development Co., Limited (“Weichai Hong Kong”), intends to sell a portion of its shares of common stock in Ballard Power Systems Inc. (“BLDP”), and pursuant to Section 13(d) of the U.S. Securities Exchange Act of 1934, Weichai Hong Kong is required to file an amendment to Schedule 13D. In accordance with the relevant provisions of the aforementioned regulations, the Company, as an indirect beneficial owner of BLDP, must also have duly authorized representatives execute relevant legal documents, including the Schedule 13D amendment.

Now, therefore, I hereby authorize and appoint Sun Chenglong as the authorized representative of the Company to execute, on behalf of the Company, all relevant legal documents, including the Schedule 13D amendment, for the aforementioned matters.

Term of Authorization: From December 11, 2025, until the completion of the authorized matters.

The authorized representative shall not have the right to sub-delegate. This authorization is hereby granted.

Authorized Representative：Sun Chenglong

Company: Weichai Power Co., Ltd.

Company: Weichai Power Co., Ltd.

By:	/s/ Ma Changmei
Name:	Ma Changmei
Title:	Legal Representative

By:	/s/ Sun Chenglong
Name:	Sun Chenglong
Title:	Authorized Representative

Date: December 19, 2025